EXHIBIT 4.2

                                 TRUST AGREEMENT

                                     Between

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                               OMNICOM GROUP INC.

                                       And

                        FIDELITY MANAGEMENT TRUST COMPANY

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                      OMNICOM GROUP RETIREMENT SAVINGS PLAN

                                      TRUST

                            Dated as of July 2, 2001

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                                TABLE OF CONTENTS

SECTION 1. DEFINITIONS.........................................................2

SECTION 2. TRUST...............................................................3

SECTION 3. EXCLUSIVE BENEFIT AND REVERSION OF SPONSOR CONTRIBUTIONS............4

SECTION 4. DISBURSEMENTS.......................................................4

   (A)  ADMINISTRATOR-DIRECTED DISBURSEMENTS...................................4
   (B)  PARTICIPANT WITHDRAWAL REQUESTS........................................4

SECTION 5. INVESTMENT OF TRUST.................................................5

   (A)  SELECTION OF INVESTMENT OPTIONS........................................5
   (B)  AVAILABLE INVESTMENT OPTIONS...........................................5
   (C)  PARTICIPANT DIRECTION..................................................5
   (D)  MUTUAL FUNDS...........................................................6
   (E)  SPONSOR STOCK..........................................................7
   (F)  PARTICIPANT LOANS.....................................................12
   (G)  PARTICIPATION IN COLLECTIVE INVESTMENT FUNDS..........................13
   (H)  FROZEN LIFE INSURANCE CONTRACT ACCOUNTS...............................14
   (I)  RELIANCE OF TRUSTEE ON DIRECTIONS.....................................14
   (J)  TRUSTEE POWERS........................................................14

SECTION 6. RECORDKEEPING AND ADMINISTRATIVE SERVICES TO BE PERFORMED..........16

   (A)  GENERAL...............................................................16
   (B)  ACCOUNTS..............................................................16
   (C)  INSPECTION AND AUDIT..................................................17
   (D)  EFFECT OF PLAN AMENDMENT..............................................17
   (E)  RETURNS, REPORTS AND INFORMATION......................................17

SECTION 7. COMPENSATION AND EXPENSES..........................................18

SECTION 8. DIRECTIONS AND INDEMNIFICATION.....................................18

   (A)  IDENTITY OF ADMINISTRATOR AND NAMED FIDUCIARY.........................18
   (B)  DIRECTIONS FROM ADMINISTRATOR.........................................19
   (C)  DIRECTIONS FROM NAMED FIDUCIARY.......................................19
   (D)  CO-FIDUCIARY LIABILITY................................................19
   (E)  INDEMNIFICATION.......................................................19
   (F)  SURVIVAL..............................................................20

SECTION 9. RESIGNATION OR REMOVAL OF TRUSTEE..................................20

   (A)  RESIGNATION...........................................................20
   (B)  REMOVAL...............................................................20

SECTION 10. SUCCESSOR TRUSTEE.................................................21

   (A)  APPOINTMENT...........................................................21
   (B)  ACCEPTANCE............................................................21
   (C)  CORPORATE ACTION......................................................21

SECTION 11. TERMINATION.......................................................21

SECTION 12. RESIGNATION, REMOVAL, AND TERMINATION NOTICES.....................22

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SECTION 13. DURATION..........................................................22

SECTION 14. AMENDMENT OR MODIFICATION.........................................22

SECTION 15. ELECTRONIC SERVICES...............................................22

SECTION 16. GENERAL...........................................................23

   (A)  PERFORMANCE BY TRUSTEE, ITS AGENTS OR AFFILIATES......................23
   (B)  ENTIRE AGREEMENT......................................................24
   (C)  WAIVER................................................................24
   (D)  SUCCESSORS AND ASSIGNS................................................24
   (E)  PARTIAL INVALIDITY....................................................24
   (F)  SECTION HEADINGS......................................................24

SECTION 17. GOVERNING LAW.....................................................24

   (A)  MASSACHUSETTS LAW CONTROLS............................................24
   (B)  TRUST AGREEMENT CONTROLS..............................................25

SECTION 18. FORCE MAJEURE.....................................................25

SECTION 19. CONFIDENTIALITY...................................................25

SECTION 20. BENEFIT CLAIMS....................................................26


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      TRUST AGREEMENT, dated as of the Second day of July, 2001, between OMNICOM
GROUP INC., a New York corporation, having an office at 437 Madison Avenue, New York, New York 10022 (the "Sponsor"), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Trustee").

                                   WITNESSETH:

      WHEREAS, the Sponsor is the sponsor of the Omnicom Group Retirement Savings Plan (the "Plan"); and

      WHEREAS, the Sponsor wishes to establish a trust for which the Trustee will serve as trustee, to which will be transferred all assets held by the existing trust, other than existing life insurance contracts, to hold and invest Plan assets under the Plan for the exclusive benefit of Participants in the Plan and their beneficiaries; and

      WHEREAS, the Administrative Committee (the "Named Fiduciary") is the named fiduciary of the Plan (within the meaning of section 402(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); and

      WHEREAS, the Trustee is willing to hold and invest the aforesaid Plan assets in trust among several investment options selected by the Named Fiduciary; and

      WHEREAS, the Sponsor wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Plan; and

      WHEREAS, the Administrative Committee (the "Administrator") is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA); and

      WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator.

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      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1. Definitions. The following terms as used in this Trust Agreement have the meaning indicated unless the context clearly requires otherwise:

(a) "Administrator" shall mean, with respect to the Plan, the person or entity which is the "administrator" of such Plan within the meaning of section 3(16)(A) of ERISA.

(b) "Agreement" shall mean this Trust Agreement, as the same may be amended and in effect from time to time.

(c) "Code" shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

(d) "Collective Investment Funds" shall mean a group trust maintained for qualified plans in accordance with IRS Revenue Ruling 81-100.

(e) "Confidential Information" (including Participant information, payroll data, etc.) shall mean (individually and collectively) proprietary information of the parties to this Trust Agreement, including but not limited to, their inventions, confidential information, know how, trade secrets, business affairs, prospect lists, product designs, product plans, business strategies, finances, fee structures.

(f) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(g) "Fidelity Mutual Fund" shall mean any investment company under the Investment Company Act of 1940 advised by Fidelity Management & Research Company or any of its affiliates.

(h)   "IRS" shall mean the Internal Revenue Service.

(i) "Mutual Fund" shall refer both to Fidelity Mutual Funds and Non-Fidelity Mutual Funds.

(j) "Named Fiduciary" shall mean, with respect to the application of any provision of this Agreement to the Plan, the person or entity which is the relevant fiduciary under such Plan with respect to such matter (within the meaning of section 402(a) of ERISA); and

(k) "Non-Fidelity Mutual Fund" shall mean certain investment companies under the Investment Company Act of 1940 not advised by Fidelity Management & Research Company or any of its affiliates.

(l) "Participant" shall mean, with respect to the Plan, any employee (or former employee) with an account under the Plan, which has not yet been fully distributed and/or forfeited,


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      and shall include the designated beneficiary(ies) with respect to the account of any deceased employee (or deceased former employee) until such account has been fully distributed and/or forfeited, and an alternate payee who has been awarded all or a portion of a Participant's account in accordance with a qualified domestic relations order (within the meaning of Section 206(a) of ERISA).

(m) "Participant Recordkeeping Reconciliation Period" shall mean the period beginning on the date of the initial transfer of assets to the Trust and ending on the date of the completion of the reconciliation of Participant records.

(n)   "Plan" shall mean the Omnicom Group Retirement Savings Plan.

(o) "Reporting Date" shall mean the last day of each calendar quarter, the date as of which the Trustee resigns or is removed pursuant to Section 9 hereof and the date as of which this Agreement terminates pursuant to
      Section 11 hereof.

(p) "Sponsor" shall mean Omnicom Group Inc., a New York corporation, or any successor to all or substantially all of its businesses which, by agreement, operation of law or otherwise, assumes the responsibility of the Sponsor under this Agreement.

(q) "Sponsor Stock" shall mean the common stock of the Sponsor, or such other publicly-traded stock of the Sponsor, or such other publicly-traded stock of the Sponsor's affiliates as meets the requirements of section 407(d)(5) of ERISA with respect to the Plan.

(r) "Trust" shall mean the Omnicom Group Retirement Savings Plan Trust, being the trust established by the Sponsor and the Trustee pursuant to the provisions of this Agreement.

(s) "Trustee" shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business as described in Section 10(c). The term Trustee shall also include any successor trustee appointed pursuant to Section 10 to the extent such successor agrees to serve as Trustee under this Agreement.

Section 2. Trust.

The Sponsor hereby establishes the Omnicom Group Retirement Savings Plan Trust (the "Trust") with the Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money and Sponsor Stock as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein. The Trustee hereby accepts the Trust on the terms and


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conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.

Section 3. Exclusive Benefit and Reversion of Sponsor Contributions.

Except as provided under applicable law or as provided in the Plan, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the Participants in the Plan or their beneficiaries or the reasonable expenses of Plan administration.

Section 4. Disbursements.

      (a) Administrator-Directed Disbursements.

The Trustee shall make disbursements and distributions in the amounts and in the manner that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain such direction's compliance with the terms of the Plan (except to the extent the terms of the Plan have been communicated to the Trustee in writing) or of any applicable law or the direction's effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement.

      (b) Participant Withdrawal and Distribution Requests.

The Sponsor hereby directs that, pursuant to the Plan, a Participant withdrawal or distribution request (in-service or full withdrawal) may be made by the Participant by telephone or such other electronic means as may be agreed to from time to time by the Sponsor and Trustee, and the Trustee shall process such request only after the identity of the Participant is verified by use of a personal identification number ("PIN") and social security number. The Trustee shall process such withdrawal or distribution in accordance with written guidelines provided by the Sponsor and documented in the Plan Administrative Manual. In the case of a hardship withdrawal request, the Trustee shall forward the withdrawal document to the Participant for execution and submission to the Trustee for processing. The Trustee shall process such hardship withdrawal in accordance with written guidelines provided by the Sponsor and documented in Exhibit "A-1".


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Section 5. Investment of Trust.

      (a) Selection of Investment Options.

The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

      (b) Available Investment Options.

The Named Fiduciary shall direct the Trustee as to the investment options in which the Trust shall be invested during the period beginning on the date of the initial transfer of assets to the Trust and ending on the date of the completion of the reconciliation of Participant records ("Participant Recordkeeping Reconciliation Period"), and the investment options in which Participants may invest following the Participant Recordkeeping Reconciliation Period. The Named Fiduciary may determine to offer as investment options only: (i) Mutual Funds,
(ii) Sponsor Stock, (iii) notes evidencing loans to Participants in accordance with the terms of the Plan, (iv) investment contracts maintained by a qualified plan which is merged into the Plan ("Existing Investment Contracts"), (v) Collective Investment Funds maintained by the Trustee for qualified plans and
(vi) frozen life insurance contract accounts.

      Unless otherwise set forth on Schedule "G", the Named Fiduciary hereby directs the Trustee to continue to hold such Existing Investment Contracts until contract maturity or until the Named Fiduciary directs otherwise, it being expressly understood that such direction is given in accordance with section 403(a) of ERISA. The Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets (including the proceeds from any existing GICs) that are invested in collective investment funds maintained by the Trustee for qualified plans.

      The investment options initially selected by the Named Fiduciary are identified on Schedules "A" and "C" attached hereto. The Named Fiduciary may change, add or subtract from the investment options with the consent of the Trustee, which consent shall not be unreasonably withheld, by mutual amendment of this Trust Agreement and the Schedules thereto to reflect such changes.

      (c) Participant Direction.

As authorized under the Plan, each Participant shall direct the Trustee in which investment option(s) to invest the assets in the Participant's individual accounts. Such directions may be made by Participants by use of the telephone exchange system, the internet or in such other


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manner as may be agreed upon from time to time by the Sponsor and the Trustee in accordance with written Exchange Guidelines attached hereto as Schedule "H". In the event that the Trustee fails to receive a proper direction, the assets shall be invested in the investment option set forth for such purpose on Schedule "C", until the Trustee receives a proper direction.

      (d) Mutual Funds.

The Named Fiduciary hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Fidelity Mutual Fund selected by the Named Fiduciary as a Plan investment option or short-term investment fund. All transactions involving Non-Fidelity Mutual Funds shall be done in accordance with the Operational Guidelines attached hereto as Schedule "I". Trust investments in Mutual Funds shall be subject to the following limitations:

            (i) Execution of Purchases and Sales. Purchases and sales of Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator in good order all information, documentation and wire transfer of funds (if applicable) necessary to accurately effect such transactions. Exchanges of Mutual Funds shall be made in accordance with the Exchange Guidelines attached hereto as Schedule "H".

            (ii) Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Participant who has shares of the Mutual Fund credited to the Participant's accounts, together with a voting direction form for return to the Trustee or its designee. The Participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the Participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the Participant. The Trustee shall not vote shares for which it has received no directions from the Participant.

      During the Participant Recordkeeping Reconciliation Period, the Named Fiduciary shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Mutual Funds in the Trust. Following the Participant Recordkeeping Reconciliation Period the Named Fiduciary shall continue to have the right to direct the Trustee as to the manner in which the Trustee is to vote the Mutual Fund shares held in a short-term liquidity reserve for a unitized investment option.


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      (e) Sponsor Stock.

Trust investments in Sponsor Stock shall be made via the Omnicom Group Inc. Common Stock Fund (the "Stock Fund") and shall be share accounted. Dividends received on shares of Sponsor Stock shall be reinvested in additional shares of Sponsor Stock and allocated to Participants' accounts, except as otherwise requested by the Sponsor. Trust investments in Sponsor Stock shall be subject to the following limitations:

            (i) Acquisition Limit. Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions under this Agreement.

            (ii) Fiduciary Duty of Named Fiduciary. The Named Fiduciary shall monitor the suitability of acquiring and holding Sponsor Stock in accordance with the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA). The Trustee shall not be liable for any loss, or expense, which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of this Agreement.

            (iii) Execution of Purchases and Sales.

                  (A) Purchases and sales of Sponsor Stock (other than for exchanges) shall be made on the open market on the date on which the Trustee receives from the Administrator in good order all information, documentation, and wire transfer of funds (if applicable), necessary to accurately effect such transactions. Exchanges of Sponsor Stock shall be made in accordance with the Exchange Guidelines attached hereto as Schedule "H". Such general rules shall not apply in the following circumstances:

                        (1) If the Trustee is unable to purchase or sell any or all of the number of shares required to be purchased or sold on such day as a result of market conditions; or

                        (2) If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.


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In the event of the occurrence of the circumstances described in (1) or (2)
above, the Trustee shall make purchases or sales as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow directions from the Named Fiduciary to deviate from the above purchase and sale procedures provided that such direction is made in writing by the Named Fiduciary.

                  (B) Purchases and Sales from or to Sponsor. If directed by the Sponsor in writing prior to the trading date (and for as long as such direction may specify, including until further notice by the Sponsor), the Trustee will purchase or sell Sponsor Stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of Section 3(18) of ERISA). The Trustee and its affiliates will not charge commissions on such purchases and sales. Relating to contributions, the Sponsor may transfer Sponsor Stock in lieu of cash, or a combination of cash and Sponsor Stock, to the Trust so long as the amount so transferred shall not exceed the amount to be invested in Sponsor Stock. However, if the Trustee makes the service available (the Trustee does not currently offer such service), on mutually agreeable terms, the Sponsor will be permitted to transfer Sponsor Stock in an amount that exceeds the amount to be invested in Sponsor Stock, and the Trustee will sell such excess and apply the proceeds toward other investments. The number of shares to be transferred will be determined by dividing the total amount of Sponsor Stock to be purchased or sold by the 4:00 p.m. NYSE closing price of the Sponsor Stock on the trading date.

                  (C) Use of an Affiliated Broker. The Named Fiduciary hereby directs the Trustee to use Fidelity Capital Markets ("Capital Markets") to provide brokerage services in connection with any purchase or sale of Sponsor Stock in accordance with directions from Participants. Capital Markets shall execute such directions directly or through its affiliate, National Financial Services Company ("NFSC"). The provision of brokerage services shall be subject to the following:

                        (1) As consideration for such brokerage services, the Named Fiduciary agrees that Capital Markets shall be entitled to remuneration under this authorization provision in the amount of five cents ($.05) commission on each share of Sponsor Stock up to 9,999 shares in a singular transaction, four cents ($.04) commission on each share of Sponsor Stock from 10,000 to 19,999 shares in a singular transaction, and three and two-fifth cents ($.034) commission on each share of Sponsor Stock with 20,000 or more shares in a singular


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transaction. Any change in such remuneration may be made only by a signed agreement between Sponsor and Trustee.

                        (2) The Trustee will provide the Sponsor with the following: a description of Capital Markets' brokerage placement practices and a form by which the Sponsor may terminate this direction to use a broker affiliated with the Trustee. The Trustee will provide the Sponsor with this termination form annually, as well as quarterly and annual reports which summarize all securities transaction-related charges incurred by the Plan.

                        (3) Any successor organization of Capital Markets, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

                        (4) The Trustee and Capital Markets shall continue to rely on this direction provision until notified to the contrary. The Sponsor reserves the right to terminate this direction upon written notice to Capital Markets (or its successor) and the Trustee, in accordance with Section 11 of this Agreement.

            (iv) Securities Law Reports. The Administrator shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Trustee shall provide to the Administrator such information on the Trust's ownership of Sponsor Stock as the Administrator may reasonably request in order to comply with Federal or state securities laws.

            (v) Voting and Tender Offers. Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting and tendering of Sponsor Stock. The Sponsor shall pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Sponsor Stock. The Trustee, after consultation with the Sponsor, shall prepare the necessary documents associated with the voting and tendering of Sponsor Stock.


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

                  (A) Voting.

                        (1) When the issuer of Sponsor Stock prepares for any annual or special meeting, the Sponsor shall notify the Trustee at least thirty
(30) days in advance of the intended record date and shall cause a copy of all proxy solicitation materials to be sent to the Trustee. If requested by the Trustee the Sponsor shall certify to the Trustee that the aforementioned materials represents the same information distributed to shareholders of Sponsor Stock. Based on these materials the Trustee shall prepare a voting instruction form and shall provide a copy of all proxy solicitation materials to be sent to each Participant with an interest in Sponsor Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the number of full and fractional shares of Sponsor Stock credited to the Participant's accounts. The voting instruction form to be sent to each Participant shall be subject to the prior review of the Sponsor.

                        (2) Each Participant with an interest in the Sponsor Stock held in the Trust shall have the right to direct the Trustee as to the manner in which the Trustee is to vote that number of shares of Sponsor Stock credited to the Participant's accounts (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of Sponsor Stock shall be communicated in writing, or other means as agreed upon by the Trustee and the Sponsor. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such person in the ordinary course of the performance of the Trustee's services hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of Sponsor Stock as directed by the Participant. Except as otherwise required by law, the Trustee shall vote shares of Sponsor Stock credited to a Participant's account for which it has received no direction from the Participant and any unallocated shares of Sponsor Stock, in the same proportion on each issue as it votes those shares credited to Participants' account for which it received voting directions from Participants.

                  (B) Tender Offers.

                        (1) Upon commencement of a tender offer for any securities held in the Trust that are Sponsor Stock, the Sponsor shall timely notify the Trustee in advance of the intended tender date and shall cause a copy of all tender offer materials to be sent to the Trustee. The Sponsor shall certify to the Trustee that the aforementioned materials represent


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

the same information distributed to shareholders of Sponsor Stock. Based on these materials and after consultation with the Sponsor, the Trustee shall prepare a tender instruction form and shall provide a copy of all tender materials to be sent to each Participant with an interest in the Stock Fund, together with the foregoing tender instruction form, to be returned to the Trustee or its designee. The tender instruction form shall show the number of full and fractional shares of Sponsor Stock credited to the Participants account (both vested and unvested).

                        (2) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Sponsor Stock credited to the Participant's accounts (both vested and unvested). Directions from a Participant to the Trustee concerning the tender of Sponsor Stock shall be communicated in writing, or such other means as is agreed upon by the Trustee and the Sponsor. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services hereunder. The Trustee shall tender or not tender shares of Sponsor Stock as directed by the Participant. Except as otherwise required by law, the Trustee shall not tender shares of Sponsor Stock credited to a Participant's account for which it has received no directions from the Participant, nor any unallocated shares of Sponsor Stock.

                        (3) A Participant who has directed the Trustee to tender some or all of the shares of Sponsor Stock credited to the Participant's accounts may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

                        (4) A direction by a Participant to the Trustee to tender shares of Sponsor Stock credited to the Participant's accounts shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each account of the Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Sponsor Stock tendered from that account. Pending receipt of directions (through the Administrator) from the Participant or the Named Fiduciary, as provided in the Plan, as to


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which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the investment option described in Schedule "C".

                  (vi) General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock credited to a Participant's account, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from Participants. With respect to all rights other than the right to vote and the right to tender, in the case of Sponsor Stock not credited to Participants' accounts, the Trustee shall follow the directions of the Named Fiduciary.

                  (vii) Conversion. All provisions in this Section 5(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.

      (f) Participant Loans.

            (i) In General. The Administrator shall act as the Trustee's agent for repayment of the Participant loans and as such shall (i) separately account for repayments of such loans and clearly identify such assets as Plan assets, and (ii) collect and remit all principal and interest payments to the Trustee. To originate a Participant loan, the Participant shall direct the Trustee as to the term and amount of the loan to be made from the Participant's individual account. Such directions shall be made by Participants by use of the system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the Participant's account on the date of the request and any guidelines provided by the Sponsor, the amount available for the loan. Based on the interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the Participant of such interest rate, as well as the installment payment amounts. The Trustee shall distribute the Participant loan agreement and truth-in-lending disclosure with the proceeds check to the Participant. Such check will have the following statement, or a substantial equivalent thereof, printed upon it: "By endorsing, depositing or cashing this check the payee (i) promises to pay to the plan named on the reverse side (the "Plan") the amount hereof, if any, that represents a Loan made to the payee by the Plan per the payee's instructions (the "Loan Amount"), with interest as specified in the Participant Loan Agreement; (ii) assigns and grants to the Plan a security interest in up to 50% of the payee's vested account balance in the Plan as collateral for the payment of such Loan; (iii) authorizes deduction of Loan payments from his pay or bank account per the payee's instructions and (iv) acknowledges that the payee has received and agrees to the terms of the Participant Loan Agreement which governs this Loan and contains the Truth in Lending Disclosure." To facilitate recordkeeping, the Trustee may destroy the original of any proceeds check made in connection with a loan to a Participant under the Plan, provided that the Trustee or its agent first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the promissory note and the Plan Participant's signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original promissory note.

            (ii) Loans for the Purchase of a Primary Residence. With respect to loans for the purchase of a primary residence, the provisions of subsection (i) above shall apply, except that the Trustee shall forward the loan agreement and truth-in-lending disclosure to the Participant for execution and submission for processing to the Trustee. In all cases, the Participant must return the completed loan agreement and other required documentation within thirty (30) days of the Participant's initial request (the origination date) at which time the Trustee will process such request.

      (g) Stable Value Investments.

Stable value investments in the Trust shall be subject to the following limitations:

            (i) Collective Investment Funds Managed by the Trustee. To the extent that the Named Fiduciary selects as an investment option the Managed Income Portfolio II of the Fidelity Group Trust for Employee Benefit Plans, a group trust maintained by the Trustee for qualified plans (the "Group Trust"), the Sponsor hereby (A) acknowledges that it has received from the Trustee a copy of the Group Trust, the participation agreement for the Group Trust (the "Participation Agreement") and the Declaration of Separate Fund for the Managed Income Portfolio II of the Group Trust, and (B) adopts the terms of the Group Trust, the Participation Agreement and the Declaration of Separate Fund as part of this Agreement.

            (ii) Stable Value Fund. The "Stable Value Fund" shall consist of the Existing Investment Contracts blended with the Managed Income Portfolio II. All transactions involving the Stable Value Fund shall be done in accordance with the Operating Procedures attached hereto as Schedule "L".

            (iii) Liquidity Reserve. To provide the necessary monies for exchanges or redemptions from the stable value investment option, if any, under the Plan, the Sponsor agrees that the Plan shall maintain a liquidity reserve for the Plan's stable value investment options consisting of Colchester Street
Trust: Money Market Portfolio: Class I or such other Mutual Fund or commingled money market pool as agreed to by the Sponsor and the Trustee.

      (h) Frozen Life Insurance Contract Accounts. All activity in the Frozen Life Insurance Contract Accounts held by the Plan shall be in accordance with the procedures set forth on Schedule "K".

      (i) Reliance of Trustee on Directions.

            (i) The Trustee shall not be liable for any loss or expense which arises from any Participant's exercise or non-exercise of rights under this
Section 4 over the assets in the Participant's accounts.

            (ii) The Trustee shall not be liable for any loss or expense, which arises from the Named Fiduciary's exercise or non-exercise of rights under this
Section 4, unless it was clear on their face that the actions to be taken under the Named Fiduciary's directions were prohibited by the fiduciary duty rules of section 404(a) of ERISA or were contrary to the terms of the Plan as communicated in writing to the Trustee.

      (j) Trustee Powers.

The Trustee shall have the following powers and authority:

            (i) Subject to paragraphs (b) and (c) of this Section 5, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

            (ii) To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

            (iii) To keep that portion of the Trust in cash or cash balances as the Named Fiduciary or Administrator may, from time to time, deem to be in the best interest of the Trust.

            (iv) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

            (v) To borrow funds from a bank not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion; provided that the cost of such borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity.

            (vi) With the consent of the Sponsor, which consent shall not be unreasonably withheld, to settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor in accordance with Section 7.

            (vii) With the consent of the Sponsor, which consent shall not be unreasonably withheld, to employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor in accordance with Section 7.

            (viii) To invest all or any part of the assets of the Trust in GICs and short term investments (including interest bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee) and in any collective investment trust or group trust, including any collective investment trust or group trust maintained by the Trustee, which then provides for the pooling of the assets of plans described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, or any comparable provisions of any future legislation that amends, supplements, or supersedes those sections, provided that such collective investment trust or group trust is exempt from tax under the Code or regulations or rulings issued by the Internal Revenue Service. The provisions of the document governing such collective investment trusts or group trusts, as it may be amended from time to time, shall govern any investment therein and are hereby made a part of this Trust Agreement.

            (ix) To do all other acts, although not specifically mentioned herein, as the Trustee may reasonably deem necessary to carry out any of the foregoing powers and the purposes of the Trust, provided, that nothing herein shall be construed as authorizing the Trustee to engage in the short selling of Sponsor Stock or otherwise lend Sponsor Stock.

            (x) The Trustee shall cooperate in the electronic transmission of proxy solicitation materials, voting instruction forms and such other documents described in Sections 5(d) and (e).

Section 6. Recordkeeping and Administrative Services to Be Performed.

      (a) General.

The Trustee shall perform those recordkeeping and administrative functions described in Schedule "A" attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator's written directions regarding the Plan's provisions, guidelines and interpretations.

      (b) Accounts.

The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date on which the Trustee resigns or is removed as provided in Section 8 of this Agreement or is terminated as provided in Section 10 (the "Reporting Date"). Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. Except as otherwise required under ERISA, upon the expiration of six (6) months from the date of filing such account, the Trustee shall have no liability or further accountability with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which a written objection shall have been filed with the Trustee within such six (6) month period.

      (c) Inspection and Audit.

All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Trustee's regular business hours prior to the termination of this Agreement, by the Administrator or any person designated by the Administrator. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Administrator, at no expense to the Sponsor, in the format regularly provided to the Administrator, and electronically to the extent possible, a statement of each Participant's account as of the resignation, removal, or termination. In addition, the Trustee shall provide to the Administrator or the Plan's new recordkeeper in the regular format, and electronically to the extent possible, such further records as are reasonably requested by the Sponsor, and the Sponsor shall reimburse the Trustee for reasonable out-of-pocket expenses incurred in connection therewith.

      (d) Effect of Plan Amendment.

A confirmation of the current qualified status of the Plan is attached hereto as Schedule "F". The Trustee's provision of the recordkeeping and administrative services set forth in this Section 5 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption, with, if requested, an IRS determination letter or an opinion of counsel substantially in the form of Schedule "F" covering such amendment, and on the Administrator providing the Trustee on a timely basis with all the information the Administrator deems necessary for the Trustee to perform the recordkeeping and administrative services and such other information as the Trustee may reasonably request.

      (e) Returns, Reports and Information.

Except as set forth on Schedule "A", the Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings in a timely manner. The Administrator shall also be responsible for making any disclosures to Participants required by law, except such disclosure as may be required under federal or state truth-in-lending laws with regard to Participant loans, which shall be provided by the Trustee.

Section 7. Compensation and Expenses.

      Sponsor shall pay to Trustee the fees for services in accordance with Schedule "B". Fees for services are specifically outlined in Schedule "B". The Trustee shall maintain its fees for two years from the date of this Agreement. Beginning in year three, fees for services specifically outlined in Schedule "B" will be reviewed by the Trustee and the Sponsor during the annual business planning process and are subject to revision at that time as negotiated between the Sponsor and the Trustee.

      All reasonable expenses of plan administration, which are shown in their entirety on Schedule "B" attached hereto, shall be a charge against and paid from the appropriate Participants' accounts in such manner as the Sponsor and the Trustee mutually agree from time to time, except to the extent the Trustee is notified that such amounts will be paid by the Sponsor, and the Sponsor pays such amounts in a timely manner. Charges and expenses related to additional services not shown on Schedule "B" which are provided by the Trustee shall be negotiated between, and paid in a manner determined by, the Trustee and the Sponsor. Charges and expenses other than those described in this paragraph (including, but not limited to, audit fees, and certain legal and consulting fees) shall be charged against and paid from the appropriate Participants' accounts and/or forfeitures, at the direction of the Sponsor, except to the extent such charges and expenses are paid by the Plan Sponsor.

      All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Participants' accounts.

Section 8. Directions and Indemnification.

      (a) Identity of Administrator and Named Fiduciary.

The Trustee shall be fully protected in relying on the fact that the Named Fiduciary and the Administrator under the Plan are the individuals or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

      (b) Directions from Administrator.

Whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction (i) if the direction is contained in writing (or is oral and immediately confirmed in writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator in the form attached hereto as Schedule "D", and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction's face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of Section 404(a) of ERISA or would be contrary to the terms of this Agreement. For purposes of this Section, such direction may also be made via electronic data transfer (EDT) or other electronic means in accordance with procedures agreed to by the Administrator and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Administrator.

      (c) Directions from Named Fiduciary.

Whenever the Named Fiduciary or Sponsor provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction
(i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Named Fiduciary in the form attached hereto as Schedule "E" and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction's face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of Section 404(a) of ERISA or would be contrary to the terms of this Agreement. Such direction may also be made via EDT or other electronic means in accordance with procedures agreed to by the Named Fiduciary and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Named Fiduciary.

      (d) Co-Fiduciary Liability.

In any other case, the Trustee shall not be liable for any loss or expense arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA.

      (e) Indemnification.

Notwithstanding any of the foregoing provisions of this Section 8, the Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements ("Losses"), that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all Losses arising from the Trustee's negligence, bad faith, willful misconduct or breach of fiduciary duty.

The Trustee shall indemnify the Sponsor against and hold the Sponsor harmless from any and all such loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorney's fees and disbursements, that may be incurred by, imposed upon, or asserted against the Sponsor as a result of
a) any defects in the investment methodology embodied in the target asset allocation or model portfolio provided through Fidelity PortfolioPlanner(SM), except to the extent that any such loss, damage, penalty, liability, cost or expense arises from information provided by the Participant, the Sponsor or third parties; b) any prohibited transactions or fiduciary violations resulting from the provision by the Trustee of Fidelity PortfolioPlanner(SM); or c) the Trustee's negligence, bad faith, willful misconduct or breach of fiduciary duty.

      (f) Survival.

The provisions of this Section 8 shall survive the termination of this Agreement.

Section 9. Resignation or Removal of Trustee.

      (a) Resignation.

The Trustee may resign at any time upon one hundred and fifty (150) days notice in writing to the Sponsor, but not before July 2, 2003, unless a shorter period of notice is agreed upon by the Sponsor. During such notice period, the current fee schedule shall remain in effect.

      (b) Removal.

The Sponsor may remove the Trustee at any time upon one hundred and fifty (150) days notice in writing to the Trustee, but not before July 2, 2003, unless a shorter period of notice is agreed upon by the Trustee. During such notice period, the current fee schedule shall remain in effect.

Section 10. Successor Trustee.

      (a) Appointment.

If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust. There shall be no termination fee resulting from the removal of the Trustee.

      (b) Acceptance.

When the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

      (c) Corporate Action.

Any successor of the Trustee or successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 11. Termination.

This Agreement may be terminated at any time by the Sponsor upon one hundred and fifty (150) days' notice in writing to the Trustee, but not before July 2, 2003. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individual or entity as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

Section 12. Resignation, Removal, and Termination Notices.

All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Omnicom Group Inc., attn: Legal Department, 437 Madison Avenue, New York, New York 10022, and to the Trustee c/o Legal Department, ERISA Group, Fidelity Investments, 82 Devonshire Street, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 13. Duration.

This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 14. Amendment or Modification.

This Agreement may be amended or modified at any time and from time to time only by a written instrument executed by both the Sponsor and the Trustee.

Section 15. Electronic Services.

      (a) The Trustee may provide communications and services ("Electronic Services") and/or software products ("Electronic Products") via electronic media, including, but not limited to Fidelity Plan Sponsor WebStation. The Sponsor and its agents agree to use such Electronic Services and Electronic Products only in the course of reasonable administration of or participation in the Plan and to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the Electronic Products or Electronic Services or any portion thereof without the Trustee's written consent, except, in cases where Trustee has specifically notified the Sponsor that the Electronic Products or Services are suitable for delivery to Sponsor's Participants, for non-commercial personal use by Participants or beneficiaries with respect to their participation in the plan or for their other retirement planning purposes.

      (b) The Sponsor shall be responsible for installing and maintaining all Electronic Products, (including any programming required to accomplish the installation) and for displaying any and all content associated with Electronic Services on its computer network and/or Intranet so that such content will appear substantially the same as it appears when delivered to Sponsor. All Electronic Products and Services shall be clearly identified as originating from the Trustee or its affiliate. The Sponsor shall promptly remove Electronic Products or Services from its computer network and/or Intranet, or replace the Electronic

Products or Services with updated products or services provided by the Trustee, upon written notification (including written notification via facsimile) by the Trustee.

      (c) All Electronic Products shall be provided to the Sponsor without any express or implied legal warranties or acceptance of legal liability by the Trustee, and all Electronic Services shall be provided to the Sponsor without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services. Except as otherwise stated in this Agreement, no rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Products or Services and related material. The Trustee hereby grants to the Sponsor a non-exclusive, non-transferable revocable right and license to use the Electronic Products and Services in accordance with the terms and conditions of this Agreement.

      (d) To the extent that any Electronic Products or Services utilize Internet services to transport data or communications, the Trustee will take, and Sponsor agrees to follow, reasonable security precautions, however, the Trustee disclaims any liability for interception of any such data or communications. The Trustee reserves the right not to accept data or communications transmitted via electronic media by the Sponsor or a third party if it determines that the media does not provide adequate data security, or if it is not administratively feasible for the Trustee to use the data security provided. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services, or any other service required for electronic communication that is not in the control of the Trustee. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications not made at the initiation of the Trustee, to the Electronic Products or Services after delivering it to the Sponsor.

Section 16. General.

      (a) Performance by Trustee, its Agents or Affiliates.

The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates, including Fidelity Investments Institutional Operations Company, Inc. or its successor, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships, including but not limited to trading agreements with outside Mutual Fund vendors.

      (b) Entire Agreement.

This Agreement together with the schedules attached hereto, which are hereby incorporated herein, contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

      (c) Waiver.

No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

      (d) Successors and Assigns.

The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

      (e) Partial Invalidity.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      (f) Section Headings.

The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

      (g) Investment Advice.

The Trustee acknowledges that none of its electronic products or services, including, but not limited to Fidelity PortfolioPlanner(SM), constitutes investment advice within the meaning of Section 3(21) of ERISA.

Section 17. Governing Law.

      (a) Massachusetts Law Controls.

This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under Section 514 of ERISA.

      (b) Trust Agreement Controls.

The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

Section 18. Force Majeure.

No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance of its obligation(s) results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, embargoes, epidemics, war riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power outages or strikes. This clause shall not excuse any of the parties to the Agreement from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data each of the parties to the Agreement are responsible for maintaining for the Plan.

Section 19. Confidentiality.

Both parties to this Agreement recognize that in the course of implementing and providing the services described herein, each party may disclose to the other Confidential Information. All such Confidential Information, individually and collectively, and other proprietary information disclosed by either party shall remain the sole property of the party disclosing the same, and the receiving party shall have no interest or rights with respect thereto if so designated by the disclosing party to the receiving party. Each party agrees to maintain all such Confidential Information in trust and confidence to the same extent that it protects its own proprietary information, and not to disclose such Confidential Information to any third party without the written consent of the other party. Each party further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. In addition, each party agrees not to disclose or make public to anyone, in any manner, the terms of this Agreement, except as required by law, without the prior written consent of the other party.

Section 20. Benefit Claims.

In response to a claim, including a lawsuit, involving the Plan, the Sponsor and the Trustee will respond as follows: a) when either party becomes aware of a claim, it shall notify the other as soon as practicable after receipt; and b) the Trustee will provide whatever data and information that the Sponsor may reasonably request.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       OMNICOM GROUP INC.

Attest: /s/ Barry J. Wagner            By: /s/ Leslie Chiocco
        ---------------------------        -----------------------------
        Secretary
                                       Name: Leslie Chiocco

                                       Title: Vice President, Human Resources

                                       Date: June 29, 2001

                                       FIDELITY MANAGEMENT TRUST
                                       COMPANY

Attest: /s/ Douglas O. Kant            By: /s/ Carolyn Redden
        ---------------------------        -----------------------------
        Assistant Clerk
                                       Name: Carolyn Redden

                                       Title: Vice President

                                       Date: 8/27/2001

                                  Schedule "A"

                             ADMINISTRATIVE SERVICES

Administration

* Establishment and maintenance of Participant account and election percentages.

*     Maintenance of the following Plan investment options:

            o     Stable Value Fund
            o     PIMCO Total Return Fund, Adm. Class
            o     Invesco Balanced Fund, Investor Shares
            o     Fidelity Equity-Income Fund
            o     Fidelity U.S. Equity Index Commingled Pool
            o     Putnam Growth Opportunities Fund, Y Class
            o     Dreyfus Mid Cap Value Fund
            o     AIM Aggressive Growth Fund, A Class
            o     Fidelity Diversified International Fund
            o     T. Rowe Price Science & Technology Fund
            o     Omnicom Group Inc. Common Stock Fund

*     Maintenance of the following money classifications:

            o     Pre Tax
            o     After Tax
            o     Profit Sharing - 5 yr Vesting Schedule
            o     Company Match - 3 yr Vesting Schedule
            o     Company Match - 5 yr Vesting Schedule
            o     Company Match - 100% Vested
            o     Profit Sharing - 100% Vested
            o     Rollover
            o     Life Insurance
            o     QNEC

* The Trustee will provide the recordkeeping and administrative services set forth on this Schedule "A", the plan administrative manual, or as otherwise agreed to in writing between Sponsor and Trustee.

A)    Participant Services

      1. Participant service representatives are available each business day from 8:30 a.m. ET - 12:00 Midnight ET to provide toll free telephone service for Participant inquiries and transactions.

      2. Through the automated voice response system and on-line account access via the World Wide Web ("NetBenefits"), Participants also have virtually 24 hour account inquiry and transaction capabilities. Regularly scheduled maintenance for the voice response system and NetBenefits is between 11:00 p.m. ET. Saturday and 5:00 a.m. ET. Sunday.

      3. For security purposes, all calls are recorded. In addition, several levels of security will be provided, including the verification of a Personal Identification Number (PIN) and/or any other indicative data resident on the system.

      4. The following services are available via the telephone or such other electronic means (i.e. NetBenefits) as may be agreed upon from time to time by the Sponsor and the Trustee:

            o Enroll new Participants. Confirmation of enrollment will be provided online or, if requested, by mail generally within three (3) to five (5) calendar days of the request.
            o     Provide Plan investment option information.
            o Provide and maintain information and explanations about Plan provisions.
            o     Respond to requests for literature.
            o Allow Participants to change their deferral percentages and provide updates via EDT including Plan Sponsor WebStation, for the Sponsor to apply to its payrolls accordingly.
            o Maintain and process changes to Participants' contribution allocations for all money sources.
            o Process exchanges (transfers) between investment options on a daily basis.
            o Provide Participants the ability to rebalance their accounts by specifying percentage elections.
            o Process in-service withdrawals under circumstances that have been previously approved by the Sponsor.
            o Process Hardship withdrawals via telephone under circumstances that have been previously approved by the Sponsor and in accordance with the procedures set forth in Exhibit "A-1" attached hereto.
            o Consult with Participants in various loan scenarios and generate all documentation. Participant loans for the purchase of a primary residence shall be processed in accordance with the procedures set forth in Schedule "J" attached hereto.

B)    Plan Accounting

      1. Process consolidated payroll contributions according to the Sponsor's payroll frequency via EDT, consolidated magnetic tape or diskette. The data format will be provided by Trustee.

      2. Maintain and update employee data necessary to support plan administration. The data will be submitted according to payroll frequency.

      3. Provide daily Plan and Participant level accounting for all Plan investment options.

      4. Provide daily Plan and Participant level accounting for all money classifications for the Plan.

      5.    Audit and reconcile the Plan and Participant accounts daily.

      6. Reconcile and process Participant withdrawal requests and distributions as pre-approved and directed by the Sponsor. All requests are paid based on the current market values of Participants' accounts, not advanced or estimated values. A distribution report will accompany each check.

      7. Track individual Participant loans; process loan withdrawals; re-invest loan repayments; and prepare and deliver comprehensive reports to the Sponsor to assist in the administration of Participant loans.

      8. Maintain and process changes to Participants' deferral percentage and prospective and existing investment mix elections.

C)    Participant Reporting

      1. Provide confirmation to Participants of all Participant initiated transactions either online or via the mail. Online confirms are generated upon submission of a transaction and mail confirms are available by mail within three to five calendar days of the transaction.

      2. Provide Participant with opportunity to generate electronic statements via NetBenefits for activity for the requested time period. Upon Participant request, Fidelity will provide paper statements to the Participant via first class mail. Paper statements will be automatically provided for the 3rd and 4th quarters of 2001.

      3. Mail required 402(f) notification for distribution from the Plan. This notice advises Participants of the tax consequences of their Plan distributions.

      4. Provide Participants with required IRC Section 411(a)(11) notification for distributions from the Plan. This notice advises Participants of the normal and optional forms of payment of their Plan distributions.

D)    Plan Reporting

      1. Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than twenty (20) calendar days after the end of each month in the absence of unusual circumstances.

E)    Government Reporting

       1. Process year-end tax reports for Participants - 1099-R, as well as financial reporting to assist in the preparation of Form 5500.

F)    Communication & Education Services

      1. Provide employee communications describing available investment options, Plan highlights, distribution options, enrollment information including multimedia informational materials and group presentations.

      2. Fidelity PortfolioPlanner(SM), is an internet-based educational service for Participants that generates target asset allocations and model portfolios customized to investment options in your Plan(s) based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee. The Sponsor acknowledges that it has received the ADV Part II for Strategic Advisers, Inc. more than 48 hours prior to executing the Trust agreement.

G)    Other

      1. Perform non-discrimination limitation testing upon request. In order to obtain this service, the client shall be required to provide the information identified in the Fidelity Discrimination Testing Package Guidelines. Any fees and restrictions associated with this testing service shall be addressed in such Guidelines.

      2. Minimum Required Distributions: monitor and process minimum required distribution ("MRD") amounts as follows: the Trustee shall notify the MRD Participant and, upon notification from the MRD Participant, shall use the MRD Participant's information to process their distribution. If the MRD Participant has terminated employment and does not respond to the Trustee's notification, the Sponsor hereby directs the Trustee to automatically begin the required distribution for the Participant.

      3. The Fidelity Participant Recordkeeping System is available on-line to the Sponsor via the Plan Sponsor Webstation ("PSW"). PSW is a graphical, Windows-based application that provides current plan and Participant-level information, including indicative data, account balances, activity and history. PSW also provides Sponsors with the ability to instruct the Trustee to process particular transactions.

      4. Roll-In Processing. The Trustee shall process the qualification of rollover contributions to the Trust. The procedures for qualifying a rollover are directed by the Sponsor and the Trustee shall accept or deny each rollover based upon the Plan's written criteria and any written guidelines provided by the Sponsor and documented in the Plan Administrative Manual.

            In the absence of specific direction from the Sponsor, the Trustee shall follow the procedures set forth below:

            To process a rollover request the Participant must obtain the signature from the distributing plan, trustee or custodian, on the designated form, certifying that the monies distributed originally came from a qualified plan and have not been commingled with any non-eligible money. If a signature cannot be obtained a signed letter from the distributing plan, trustee or custodian on its Company letterhead will also be acceptable.

            Requests that do not meet the specified criteria will be returned to the Participant with further explanation as to why the request cannot be processed. If the Sponsor or the Trustee determine that a request is not a valid rollover, the full amount of the requested rollover will be distributed to the Participant.

      5. De Minimus Distributions: After a Participant terminates employment and is eligible for a distribution, Fidelity will determine whether the vested account balance exceeds $5,000, or exceeds $5,000 at the end of the warning period (at least 30 days, but not more than 70 days, from the determination date). If not, Fidelity will process a mandatory and immediate cashout, subject only to the requirement to offer a rollover opportunity. The $5,000 threshold will increase or decrease as the IRS may from time to time amend this threshold in Internal Revenue Code Section 411(a)(11).

      6. For Participants on a Leave of Absence (without pay) with outstanding loans: Fidelity shall provide to these Participants a loan coupon book for the purpose of scheduling and processing loan repayments.

OMNICOM GROUP INC.                         FIDELITY MANAGEMENT TRUST
                                           COMPANY

By: /s/ Leslie Chiocco                     By: /s/ Carolyn Redden    8/27/2001
    -----------------------------              -------------------------------
    June 29, 2001           Date               Vice President          Date

                                  Schedule "B"

                                  FEE SCHEDULE

Annual Participant Fee (for services on
Schedule A other than those set forth
in this Schedule B):                         $0.00 per Participant.

Enrollments by Phone/Net Benefits:           $5.00 per non-active Participant
                                             residing on Fidelity's Participant
                                             recordkeeping system. *This fee has
                                             been waived.

Loan Fee:                                    Establishment fee of $50.00 per
                                             loan account; annual fee of $0.00
                                             per loan account.

Minimum Required Distribution:               $25.00 per Participant per MRD
                                             Withdrawal. *This fee has been
                                             waived.

In-Service Withdrawals:                      $20.00 per withdrawal.

Plan Sponsor Webstation (PSW):               Unlimited user I.D.'s provided free
                                             of charge.

Return of Excess Contribution Fee:           $25.00 per Participant, one-time
                                             charge per calculation and check
                                             generation.

Trustee/Custodian Fees:                      Waived.

Segregating Accounts Due To DRO              Free of charge.

Non-Fidelity Mutual Funds:                   Non-Fidelity Mutual Fund vendors
                                             shall pay service fees directly to
                                             Fidelity Investments Institutional
                                             Operations Company, Inc. equal to a
                                             percentage (generally 25-50 basis
                                             points) of plan assets invested
                                             in such Non-Fidelity Mutual Funds.

o Other Fees: separate charges for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity including but not limited to adjustments to vesting, match or incorrect payment amounts, reports not contemplated in this Agreement, or the provision of communications materials in hard copy which are also accessible to Participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material. The Administrator may direct Trustee to withdraw reasonable administrative fees from the Trust by written direction to the Trustee.

      Fees for corporate actions will be negotiated separately based on the characteristics of the project as well as the overall relationship at the time of the project.

Non-discrimination Testing Services and Fees**:

      **Two sets of basic testing (ADP/ACP/402(g)/415) and coverage testing will be performed per year (up to a maximum of $15,000). Any testing needed above and beyond this will be subject to the fees outlined below.

Core Testing Service

      o     Actual Deferral Percentage (ADP) Test
      o     Actual Contribution Percentage (ACP) Test
      o     Defined Contribution Plan Annual Addition Limitation Test
      o     Elective Deferral (402(g)) Limitation Test

Additional Testing Services

      o     Minimum Coverage (Ratio Percentage Test)

                       Core Testing Service Fee Schedule:

================================================================================
     Plan Size             Option I           Option II
                                                                   Optional
  (Based On # Of         One Testing         Two Testing      Additional Testing
Eligible Employees)         Cycle*          Cycles Package          Cycles
================================================================================
      1 -    500           $1,300              $1,500              $  750
--------------------------------------------------------------------------------
    501 -  1,000           $1,800              $2,200              $1,100
--------------------------------------------------------------------------------
  1,001 -  2,000           $2,000              $2,900              $1,450
--------------------------------------------------------------------------------
  2,001 -  3,000           $2,200              $3,400              $1,700
--------------------------------------------------------------------------------
  3,001 -  4,000           $2,500              $4,100              $2,050
--------------------------------------------------------------------------------
  4,001 -  5,000           $2,800              $4,700              $2,350
--------------------------------------------------------------------------------
  5,001 - 10,000           $3,200              $5,400              $2,700
--------------------------------------------------------------------------------
 10,001 - 15,000           $3,600              $6,100              $3,050
--------------------------------------------------------------------------------
                      $.24 per eligible   $.40 per eligible   $.20 per eligible
     15,001+               employee            employee           employee
================================================================================

Each "Testing Cycle" includes an ADP Test, an ACP Test, 402(g) Deferral Limitation Testing (for calendar year plans only), and 415 Limitation Testing (for Defined Contribution Plans only).

Fees are applied based upon the number of employees who are eligible to participate (regardless of whether they are actively contributing) in the Plan being tested. If testing is required for more than one plan of an employer, a fee will be charged for each plan based on the number of employees eligible to participate in each additional plan.

The Employer will be billed a pro-rated portion of the entire annual fee at the end of each quarter. The pro-rated fee will be based upon the number of tests elected in the Employer's Authorization for Non-discrimination Tests. The discounted Option II testing package must be selected before the first test is run.

In addition to the fees stated above, a fee of $100 per hour will be billed for the review of incorrect or incomplete data supplied by the Employer. A fee of $100 per hour will also apply to the correction or manipulation of plan data by Fidelity personnel and any additional tests performed at the request of the Employer.

ACP testing and/or annual additions limitation testing for leveraged ESOPs will be billed independently as additional tests based on the number of eligible employees covered under the ESOP.

                    Additional Testing Services Fee Schedule:

            ========================================================
                 Plan Size

              (Based On # Of                     Annual Minimum
            Eligible Employees)                   Coverage Test
            ========================================================
                  1  -    500                        $  750
            --------------------------------------------------------
                501  -  1,000                        $1,100
            --------------------------------------------------------
              1,001  -  2,000                        $1,450
            --------------------------------------------------------
              2,001  -  3,000                        $1,700
            --------------------------------------------------------
              3,001  -  4,000                        $2,050
            --------------------------------------------------------
              4,001  -  5,000                        $2,350
            --------------------------------------------------------
              5,001  - 10,000                        $2,700
            --------------------------------------------------------
             10,001  - 15,000                        $3,050
            --------------------------------------------------------
                   15,001+                $.20 per eligible employee
            ========================================================

In addition to the fees stated above, a fee of $100 per hour will be billed for the review of incorrect or incomplete data supplied by the Employer. A fee of $100 per hour will also apply to the correction or manipulation of plan data by Fidelity personnel and any additional tests performed at the request of the Employer. Fidelity will not perform general testing or benefits rights and features testing unless requested by the Sponsor and additional charges will apply.

Stable Value Fees:

Existing Investment Contract
  Administration Fee:                        .05% on all existing Investment
                                             Contract assets. No fee will apply
                                             to assets held in the Managed
                                             Income Portfolio II

Stock Administration Fee

      To the extent that assets are invested in Sponsor Stock, .1% of such assets in the Trust payable pro rata quarterly on the basis of such assets as of the calendar quarter's last valuation date, but no less than $10,000 nor more than $35,000 per year. *This fee has been waived.

The following Note relates only to providing a benchmark for determining future fee changes:

Note: These fees have been negotiated and accepted based on Plan characteristics as outlined in the plan specification chapter of the Omnicom Group Inc. Retirement Savings Plan Request for Proposal, February 2000 as provided by William M. Mercer.

*Unless otherwise noted, no fees shall apply for any services not addressed in this Trust Agreement.

OMNICOM GROUP INC.                         FIDELITY MANAGEMENT TRUST
                                           COMPANY

By: /s/ Leslie Chiocco                     By: /s/ Carolyn Redden    8/27/2001
    -----------------------------              -------------------------------
    June 29, 2001           Date               Vice President          Date

                                  Schedule "C"

                               INVESTMENT OPTIONS

      In accordance with Section 4(b), the Named Fiduciary hereby directs the Trustee that Participants' individual accounts may be invested in the following investment options:

      o     Stable Value Fund
      o     PIMCO Total Return Fund, Adm. Class
      o     Invesco Balanced Fund, Investor Shares
      o     Fidelity Equity-Income Fund
      o     Fidelity U.S. Equity Index Commingled Pool
      o     Putnam Growth Opportunities Fund, Y Class
      o     Dreyfus Mid Cap Value Fund
      o     AIM Aggressive Growth Fund, A Class
      o     Fidelity Diversified International Fund
      o     T. Rowe Price Science & Technology Fund
      o     Omnicom Group Inc. Common Stock Fund

      The named Fiduciary hereby directs that the investment option referred to in Section 5(c) and Section 5(e)(v)(B)(5) shall be the Stable Value Fund.

OMNICOM GROUP INC.


By: /s/ Leslie Chiocco
    -----------------------------
    June 29, 2001           Date

                                  SCHEDULE "D"

                                                                   June 29, 2001

Mr. Robert Principe
Fidelity Investments Institutional Operations Company, Inc.
82 Devonshire Street - MM3H
Boston, MA  02109

Omnicom Group Retirement Savings Plan

Dear Mr. Principe:

This letter is sent to you in accordance with Section 8(b) of the Trust Agreement, dated as of July 2, 2001, between Omnicom Group Inc. and Fidelity Management Trust Company. We hereby designate Leslie Chiocco and Randall J. Weisenburger as the individuals who may provide directions on behalf of the Administrator upon which Fidelity Management Trust Company shall be fully protected in relying, except as otherwise set forth in the Trust Agreement. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

You may rely upon each designation and certification set forth in this letter until we deliver to you written notice of the termination of authority of a designated individual.

Very truly yours,

Administrative Committee of the Omnicom Group Retirement Savings Plan

By: /s/ Randall J. Weisenburger
    ------------------------------------------
    Randall J. Weisenburger
    Chairman, Administrative Committee

/s/ Randall J. Weisenburger
----------------------------------------------
    Randall J. Weisenburger

/s/ Leslie Chiocco
----------------------------------------------
    Leslie Chiocco

                                  Schedule "E"

                                                                   June 29, 2001

Mr. Robert Principe
Fidelity Investments Institutional Operations Company, Inc.
82 Devonshire Street - MM3H
Boston, MA  02109

Omnicom Group Retirement Savings Plan

Dear Mr. Principe:

This letter is sent to you in accordance with Section 8(c) of the Trust Agreement, dated as of July 2, 2001, between Omnicom Group Inc. and Fidelity Management Trust Company. We hereby designate Leslie Chiocco and Randall J. Weisenburger as the individuals who may provide directions on behalf of the named fiduciary upon which Fidelity Management Trust Company shall be fully protected in relying, except as otherwise set forth in the Trust agreement. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

You may rely upon each designation and certification set forth in this letter until we deliver to you written notice of the termination of authority of a designated individual.

Very truly yours,

Administrative Committee of the Omnicom Group Retirement Savings Plan

By: /s/ Randall J. Weisenburger
    ------------------------------------------
    Randall J. Weisenburger
    Chairman, Administrative Committee

/s/ Randall J. Weisenburger
----------------------------------------------
Randall J. Weisenburger

/s/ Leslie Chiocco
----------------------------------------------
Leslie Chiocco

                                  Schedule "F"
                              [Law Firm Letterhead]

                                                                   June 29, 2001

Mr. Robert Principe
Fidelity Investments Institutional Operations Company, Inc.
82 Devonshire Street - MM3H
Boston, MA  02109

      Re: Omnicom Group Profit-Sharing Plan (the "Plan")

Dear Mr. Principe:

      Pursuant to Section 6(d) of the Trust Agreement between Omnicom Group Inc. (the "Company") and Fidelity Management Trust Company, you have asked our opinion regarding the qualified status of the above noted Plan. The qualified status of a profit sharing or other retirement plan, such as the Plan, can be confirmed in advance by applying for a determination letter from the Internal Revenue Service ("IRS"). Such a determination letter relates only to a plan's status as a qualified plan under the Internal Revenue Code of 1986, as amended (the "Code"), and further relates to the provisions of the plan document and its related trust agreement and not to its operation. Therefore, this opinion is similarly limited.

      The most recent favorable determination letter issued in respect of the Plan is dated July 29, 1992, and is applicable to amendments adopted on February 13, 1991, and September 9, 1991. The Company has advised us that it intends to apply for a determination letter with respect to the continued qualification of the Plan (as amended through the date such an application is filed) on or before the last day of the Plan's 2001 plan year, and it assumed that the Company may retroactively amend the Plan in order to meet the requirements for qualification under section 401(a) and related provisions of the Code, as amended to date, and final regulations thereunder. The Company has advised us that it intends to adopt all such amendments to the Plan as may be necessary or appropriate to assure that it will obtain the favorable determination letter (including amendments made at the specific request of the IRS), or (in the alternative) to seek a favorable determination from the United States Tax Court and to appeal any adverse judicial decision.

      We have reviewed the provisions of the Plan (and a draft of the Plan's trust agreement) in their current form. The compliance of the Plan with the qualification requirements of section 401(a) and related provisions of the Code, is determinable as to form (but not as to operation) on the basis of the formal plan and trust documents. Moreover, determinations as to the Plan's compliance with such requirements are made in the first instance by the IRS and ultimately by the courts.

      Subject to the foregoing and based on the Company's assurances (described above) regarding the determination letter application to be filed with respect to the Plan, it is our opinion that the provisions of the Plan document, in form, comply in all material respects, or will so comply if retroactively amended as described above, with the qualification requirements of section 401(a) and related provisions of the Code. Moreover, we consent to the release by you of a copy of this opinion to the Company and its counsel (but no other entity or person).

                                       Very truly yours,

                                       /s/ Davis & Gilbert LLP

                                       DAVIS & GILBERT LLP

MEB/rs
Enclosure

                                  Schedule "G"

                          Existing Investment Contracts

A. In accordance with Section 5(b), the Named Fiduciary hereby directs the Trustee to continue to hold the following Existing Investment Contracts until such time as the Named Fiduciary directs otherwise. FMTC agrees to act as directed trustee for the following Existing Investment Contracts and such other assets or securities as evidenced by the certified trustee statement where FMTC has assumed custodianship:

                  --    Contract Issuer:

                  --    Contract Number:

                  --    Maturity Date:

      ** At the establishment of the Trust, no Investment Contracts are being held. At such time as contracts are moved into the Trust as a result of future corporate action activity, the information regarding such contracts will be contained here in Schedule "G".

OMNICOM GROUP INC.                         FIDELITY MANAGEMENT TRUST
                                           COMPANY

By: /s/ Leslie Chiocco                     By: /s/ Carolyn Redden    8/27/2001
    -----------------------------              -------------------------------
    June 29, 2001           Date               Vice President          Date

                                  Schedule "H"

                               EXCHANGE GUIDELINES

The following exchange guidelines are currently employed by Fidelity Investments Institutional Operations Company, Inc. (FIIOC).

Exchange hours, via a Fidelity Participant service representative, are 8:30 a.m.
(ET) to 12:00 midnight (ET) on each business day. A "business day" is any day on which the New York Stock Exchange (NYSE) is open.

Exchanges via Voice Response System ("VRS") and the internet (Netbenefits) may be made virtually 24 hours a day.

FIIOC reserves the right to change these exchange guidelines at its discretion.

Note: The NYSE's normal closing time is 4:00 p.m. (ET); in the event the NYSE alters its closing time, all references below to 4:00 p.m. (ET) shall mean the NYSE closing time as altered.

                          Mutual Funds/Commingled Pools

      Exchanges Between Mutual Funds/Commingled Pools

      Participants may call on any business day to exchange between the mutual funds and/or commingled pools. If the request is confirmed before 4:00 p.m. (ET), it will receive that day's trade date. Requests confirmed after 4:00 p.m. (ET) will be processed on a next business day basis.

                                  Sponsor Stock

I. Exchanges from Mutual Funds/Commingled Pools or the Stable Value Fund into Sponsor Stock

      Sponsor Stock exchanges are processed on a daily cycle. Participants who wish to exchange out of a mutual fund or commingled pool or the Stable Value Fund into Sponsor Stock may call on any business day. Calls received after 4:00 p.m. (ET) will be processed as if received on the following business day.

      Mutual fund or commingled pool shares are sold on the day on which the request is received. Sponsor Stock is purchased on the following business day (call date plus 1). Sponsor Stock will appear in the Participant's account on the following business day (call date plus 2).

II. Exchanges from Sponsor Stock into Mutual Funds/Commingled Pools or the Stable Value Fund

      Participants who wish to exchange out of Sponsor Stock into mutual funds, commingled pools or the Stable Value Fund may call on any business day. Calls received after 4:00 p.m. (ET) will be processed as if received on the following business day.

      The Sponsor Stock is sold on the business day following the call. The subsequent purchase into mutual fund shares, commingled pool or the Stable Value Fund will take place three (3) business days later (call date plus
      4) to allow for settlement of the stock trade at the custodian and the corresponding transfer of assets to Fidelity. The mutual fund or commingled pool shares or the Stable Value Fund shares will appear in the Participant's account on the following business day (call date plus 5).

                                Stable Value Fund

I.    Exchanges Between Mutual Funds/Commingled Pools and the Stable Value Fund

      Participants who wish to exchange between a mutual fund or commingled pool and the Stable Value Fund may call on any business day. If the request is confirmed before 4:00 p.m. (ET), it will receive that day's trade date. Requests confirmed after 4:00 p.m. (ET) will be processed on a next business day basis.

II.   Exchange Restrictions

      Participants will not be permitted to make direct transfers from the Stable Value Fund into a competing fund*. Participants who wish to exchange from the Stable Value Fund into a competing fund must first exchange into a non-competing fund for a period of 90 days.

      * The Plan does not currently offer any competing funds as investment options. For future reference, the term "competing fund" shall mean any money market or fixed income fund.

OMNICOM GROUP INC.

By: /s/ Leslie Chiocco
----------------------------------------
Name: Leslie Chiocco

Title: Vice President, Human Resources

Date: June 29, 2001

                                  Schedule "I"

              OPERATIONAL GUIDELINES FOR NON-FIDELITY MUTUAL FUNDS

Pricing

By 7:00 p.m. Eastern Time ("ET") each Business Day, the Non-Fidelity Mutual Fund Vendor (Fund Vendor) will input the following information ("Price Information") into the Fidelity Participant Recordkeeping System ("FPRS") via the remote access price screen that Fidelity Investments Institutional Operations Company, Inc. ("FIIOC"), an affiliate of the Trustee, has provided to the Fund Vendor:
(1) the net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, and (3) in the case of an income fund or funds, the daily accrual for interest rate factor ("mil rate"). FIIOC must receive Price Information each Business Day (a "Business Day" is any day the New York Stock Exchange is open). If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the Fidelity Participant Recordkeeping System ("FPRS") until the relevant Price Information is made available by Fund Vendor.

Trade Activity and Wire Transfers

By 7:00 a.m. ET each Business Day following Trade Date ("Trade Date plus One"), FIIOC will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the 7:00 a.m. ET facsimile transmission represents estimated trade activity, FIIOC shall provide a final facsimile to the Fund Vendor by no later than 9:00 a.m. ET. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

The Fund Vendor shall send via regular mail to FIIOC transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC agrees to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

For purposes of wire transfers, FIIOC shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.

Prospectus Delivery

FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports ("Required Materials") to Participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Participants. FIIOC shall bear the costs of mailing prospectuses to Participants.

Proxies

The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to the Fund Vendor by the third-party vendor.

Participant Communications

The Fund Vendor shall provide internally-prepared fund descriptive information approved by the Funds' legal counsel for use by FIIOC in its written Participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with Participants and in quarterly Participant statements. The Sponsor hereby consents to FIIOC's use of such materials and acknowledges that FIIOC is not responsible for the accuracy of such third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

Compensation

FIIOC shall be entitled to fees as set forth in a separate agreement with the Fund Vendor.

OMNICOM GROUP INC.

By: /s/ Leslie Chiocco
    --------------------------------
Date June 29, 2001

                                  SCHEDULE "J"

                   OPERATING PROCEDURES FOR PARTICIPANT LOANS
                    FOR THE PURCHASE OF A PRIMARY RESIDENCE

The Participant will contact Fidelity to request a loan for the purchase of a primary residence.

The Participant Services Representative will determine, based on the current value of the Participant's account on the date of the request and any additional guidelines provided by the Sponsor, the amount available for the loan.

The Participants shall direct Fidelity to the amount and terms of the loan, subject to the Plan's limitations.

The Participant Services Representative will inform the Participant of the interest rate (which shall be supplied by the Sponsor) and the installment payment amounts for the requested loan.

Fidelity will forward the loan documentation to the Participant.

The Participant adheres to the following procedures in order to execute the transaction:

Reviews the loan documentation and notes the expiration date.

Completes the loan documentation.

Submits the loan documentation as well as a copy of their purchase and sales agreement, signed by both the buyer and seller, or construction contract (a.k.a. "Builders Contract for New Construction") to Fidelity.

Fidelity receives the Participant's loan documentation and reviews it for Participant's signature and required documentation.

If the documentation submitted by the Participant meets the Sponsor's requirements, Fidelity will process the transaction and mail the check directly to the Participant's home address.

If the documentation does not meet the Plan's requirements, Trustee will send a letter to the Participant indicating that the loan cannot be processed and the reason for the rejection.

If it is unclear from the documentation whether the Participant is eligible for a loan from the Plan, Trustee will forward the loan request to the Sponsor for direction (written approval or rejection).

OMNICOM GROUP INC.

By: /s/ Leslie Chiocco
    ----------------------------
    June 29, 2001

                                  SCHEDULE "K"

        OPERATING PROCEDURES FOR FROZEN LIFE INSURANCE CONTRACT ACCOUNTS

Fidelity will provide for certain services to recordkeep existing Life Insurance Contract Accounts. This is a grandfathered option; no other Participants will be allowed to invest new money in life insurance going forward. All activity in the Life Insurance Contract Accounts shall be done in accordance with the procedures as detailed in the Plan Administrative Manual.

Services to document are the following:

1.    Annual PS-58 tax reporting
2.    Life Insurance Surrender
3. Life Insurance Transfer of ownership to Participant at retirement or termination
4.    Reporting Life Insurance Value to Participants

Fidelity Investments will create a Life Insurance source (09) on the Fidelity Participant Recordkeeping System to hold any proceeds of a Life Insurance Surrender.

Fidelity Investments will identify all Participants with a Life Insurance Policy on FPRS by indicating in the MISC CODE in the Participant data screen - LF - (life insurance). Fidelity will write an edit in its system to disallow Participants with life insurance to take a pre-approved withdrawal by-phone.

Fidelity Investments will process year-end tax reports (Forms 1099-R) for Participants with a Life Insurance Policy, only in the event that the Sponsor provides the appropriate PS-58 cost information to Fidelity by the 9th calendar day of January each year.

OMNICOM GROUP INC.

By: /s/ Leslie Chiocco
    ----------------------------------
    June 29, 2001                 Date

                                  SCHEDULE "L"

                              OPERATING PROCEDURES

                        FOR THE STABLE VALUE FUND of the
                      OMNICOM GROUP RETIREMENT SAVINGS PLAN

I.    Description of Investment Option

      The Stable Value Fund (the "Portfolio") will initially be comprised of units in the Fidelity Group Trust for Employee Benefit Plans Managed Income Portfolio II ("MIP2"). As new plans merge into the Omnicom Group master trust agreement additional stable value assets may be blended with the units in MIP2. Any stable value assets purchased prior to the effective date of the Trust Agreement between Fidelity Management Trust Company (the "Trustee") and the Omnicom Group Inc. (the "Sponsor") that cannot be immediately liquidated will be blended into the existing Portfolio with the mutual agreement of Omnicom and the Trustee.

II.   Investment Option Transactions

      All transactions for the Portfolio will be coordinated by the Trustee based on the procedures outlined in this document.

III.  Valuation

      The Trustee will value the Portfolio at a net asset value of $1 per share, on a daily basis and produce a blended mil rate to reflect the net income earned by the Portfolio.

      Income will accrue in accordance with the actual crediting rate practices of each underlying asset in the Portfolio. Accrued interest will be posted to participant accounts at month end.

IV.   Money Movement

      All money transfers to and from the Portfolio will be made through the STIF. At such time that Portfolio assets in MIP2 are equal to or greater than 20% then the STIF will be removed and henceforth all money transfers to and from the Portfolio will be made through MIP2. If at anytime the percentage of Portfolio assets invested in MIP2 falls below 5% a STIF will be reintroduced to the Portfolio. This STIF will remain in place until the percentage of Portfolio assets invested in MIP2 increase to or are above 20%. If a STIF is utilized then all money transfers to and from the Portfolio will be made through the STIF portion of the Portfolio. Plan level transactions representing cumulative participant level transactions will update nightly to the STIF portion to ensure next day settlement of all transactions.

V.    STIF Management

      The Sponsor will maintain approximately 3% of the Portfolio in STIF if the Portfolio assets in the MIP2 position are less than 20% initially. Once the 20% threshold is reached a STIF is not required unless the Portfolio assets subsequently drop to below 5%. If a STIF is required the Trustee will monitor the cashflows and the balance of the STIF portion. If the STIF balance exceeds 3%, the Trustee will transfer the excess to the MIP2. If the STIF balance falls below 3%, the Trustee will request money first from MIP2 then from any existing stable value investment contracts or non-Fidelity managed commingled pools on a pro rata basis to replenish the balance to 3%. The STIF percentage may be unilaterally modified by the Trustee if it is determined that the STIF cash policy is not sufficient to maintain cash liquidity in a daily environment.

VI.   Investment Contract Maturities

      The proceeds from maturing investment contracts and/or the liquidation of units in non-Fidelity managed commingled pools will be transferred to MIP2 unless a STIF component is required. If the Portfolio requires a STIF then proceeds from maturing investment contracts and/or the liquidation of units in non-Fidelity managed commingled pools will be transferred to the STIF portion of the Portfolio for subsequent reinvestment in accordance with Section V. The Trustee will provide wiring instructions to the appropriate investment contract carrier and/or the designated trustee of any non-Fidelity managed commingled pool.

VII.  Reconciliation

      The Fidelity Participant Recordkeeping System ("FPRS") will be reconciled to the Managed Income Group Accounting System ("GUIDE") on a daily and monthly basis. The investment contract portion of the Portfolio, if applicable, will be reconciled on GUIDE to the carrier balances on a monthly basis. The non-Fidelity managed commingled pool portion of the Portfolio, if applicable, will be reconciled on GUIDE to the non-Fidelity managed commingled pool's trustee on a monthly basis.

VIII. Fee Collection for Accounting Services

      Accounting fees for the Portfolio will accrue daily and will be deducted from the portfolio on a monthly basis.

IX.   Changes to the Schedule

      This Schedule may be amended or modified at any time and from time to time only by an instrument executed by both the Trustee and the Sponsor.

X.    Discontinuance of Accounting Services

      The Trustee will discontinue accounting services for the Portfolio upon the earlier of the date all participant balances in the Portfolio are exchanged or withdrawn, the termination of this agreement or the final maturity of the investment contracts and/or the final liquidation of units in a non-Fidelity managed commingled pool.

OMNICOM GROUP INC.                         FIDELITY MANAGEMENT TRUST
                                           COMPANY

By: /s/ Leslie Chiocco                     By: /s/ Carolyn Redden    8/27/2001
    -----------------------------              -------------------------------
    June 29, 2001           Date                                       Date

                                  EXHIBIT "A-1"

             OPERATING PROCEDURES FOR HARDSHIP WITHDRAWALS BY PHONE

1.    The Participant contacts Fidelity to request a hardship withdrawal.

2. Assuming the Participant has met initial plan requirements, the Participant Services representative enters the hardship request.

      Plan requirements are as follows:

      o The individual is an active Participant with an available pre-tax balance;
      o     All loanable assets have been exhausted;
      o     All inservice after-tax withdrawal assets have been exhausted;
      o All other available inservice withdrawal amounts have been exhausted (e.g. rollover account, etc.);
      o The Participant declares that the hardship withdrawal meets one of the four safe-harbor provisions.

3. Fidelity mails the hardship withdrawal application and procedures to the Participant's home.

4. The Participant adheres to the following procedures in order to execute the transaction:

      o     Reviews the application carefully and notes the expiration date.
      o     Signs the application and procedures page.
      o Submits the required documentation noted on the second page of the procedures.
      o Submits the signed application, signed procedures and any supporting documentation to:

                  Regular Mail:
                           Fidelity Investments
                           P.O. Box 5000
                           Cincinnati, OH  45273-8011

                  Overnight Mail:
                           Fidelity Investments
                           Mail Zone KH1A-L
                           2300 Litton Lane
                           Hebron, KY 41048

5. Fidelity receives the Participant's application and reviews it for Participant signature and required documentation.

      The required documentation includes one of the following:

      o     Purchase (excluding mortgage payments) of primary residence

            A copy of the Purchase and Sale Agreement signed by both buyer and seller, or a copy of the construction Contract for new construction.

      o Payment of tuition for the next year of post-secondary education for the Participant, his/her spouse, children or dependents.

            A copy of the bill from the educational institution or a letter from the educational institution (must be on the school's letterhead) attesting to the fact the student is enrolled for the next 12 months and providing the costs for tuition, room and board, and books.

      o Payment of deductible medical or dental expenses not covered by insurance for the Participant, his/her spouse, children or dependents

            An Explanation of Benefits (EOB) form from the Participant's insurance carrier, or a copy of the letter from the Participant's HMO, detailing any out-of-pocket deductible, copayments or denial of coverage for services rendered.

      o Payment needed to prevent eviction under the terms of a lease agreement or foreclosure on the mortgage of the Participant's primary residence

            A Notice of Eviction or Foreclosure in writing from the landlord or mortgage holder, including the amount in arrears that must be paid in order to avoid eviction or foreclosure

6. If the application and documentation meet the requirements, Fidelity will execute the transaction and mail the check directly to the Participant's home.

7. If the application and documentation do not meet the requirements, Fidelity will send a letter to the Participant indicating that the hardship request was rejected and the reason for rejection (i.e.: no signature, improper documentation).

8. If Fidelity is unsure whether the Participant's documentation meets the requirements, Fidelity will forward the hardship request to the Sponsor for direction (written approval or rejection).

OMNICOM GROUP INC.

By: /s/ Leslie Chiocco
    ---------------------------------
    June 29, 2001               Date